Pricing Supplement No. 1 Dated November 14, 2003 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated October 27, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46627A AA1

J.P. MORGAN CHASE & CO.
[ X ]	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue
[ ]	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount: Price to Public: Agent's Commission: Proceeds to Company: Dealer's Concession:	$ 17,577,000.00 100% $ 197,741.25 $ 17,379,258.75 $ 175,770.00
Agents	Aggregate Principal Amount To be Purchased
A.G. Edwards & Sons, Inc.	$ 672,000
Edward D. Jones & Co., L.P.	$ 1,500,000
Merrill Lynch & Co.	$ 11,021,000
Raymond James	$ 185,000
UBS Financial Services Inc.	$ 1,691,000
Wachovia Securities	$ 2,508,000
Original Issue Date:	November 18, 2003
Stated Maturity:	November 15, 2008

Form:  [ X ]   Book-entry   [   ]  Certificated

Currency:  U.S. Dollars
[ X ] Fixed Rate Note:	4%
Interest will be computed on the basis of:	[ ] the actual number of days elapsed in a year of 360 days [ X ] a 360-day year of twelve 30-day months [ ] Other
[ ] Floating Rate Note:	[ ] CD [ ] Treasury Rate	[ ]Commercial Paper Rate [ ] Prime Rate	[ ] Federal Funds Rate [ ] CMT	[ ] LIBOR
The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	[ ] the actual number of days elapsed in a year [ ] 360 [ ] Other

Index Maturity:

Annual Interest Rate:

Frequency of Changes in Interest Rate:	[ ] Daily [ ] Quarterly	[ ] Weekly [ ] Semi-Annually	[ ] Monthly [ ] Annually

Interest Payment Dates:    Monthly on the 15th commencing December 15, 2003.

Interest Determination Dates: N/A

Interest Reset Dates:   N/A

Spread (+/-):   N/A

Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Survivor's Option: (Yes/No) No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes:

The Notes may be redeemed prior to the Stated Maturity Date at the option of J.P. Morgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, beginning November 15, 2004, and on each monthly interest payment date thereafter. Notice of redemption will be given not less than 30 calendar days prior to the redemption date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.